Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of our report dated March 30, 2026 with respect to the audited financial statements of AIxCrypto Holdings, Inc. (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

July 27, 2026